Exhibit (a)(2)

ARTICLES SUPPLEMENTARY

TO

ARTICLES OF INCORPORATION

OF

THE YACKTMAN FUNDS, INC.

Pursuant to Section 2-208 of the Maryland General Corporation Law (the “MGCL”), The Yacktman Funds, Inc., a Maryland corporation having its registered office in Baltimore, Maryland (the “Company”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  That the name of the Company is The Yacktman Funds, Inc.

SECOND: The Company is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD:  That the following amendments to the Company’s Articles of Incorporation (the “Amendments”) were approved by a majority of the entire Board of Directors of the Company:

(A) increasing the number of authorized shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), by One Billion (1,000,000,000) shares of Common Stock, from One Billion (1,000,000,000) authorized shares of Common Stock ($100,000 aggregate par value) to Two Billion (2,000,000,000) authorized shares of Common Stock ($200,000 aggregate par value);

(B) designating Five Hundred Million (500,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Class A Common Stock” (“The Yacktman Fund” or such other name designated by the Company’s Board of Directors), and designating Eight Hundred Million (800,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Class B Common Stock” (“The Yacktman Focused Fund” or such other name designated by the Company’s Board of Directors); and

(C) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

FOURTH:  That the total number of shares of Common Stock that the Company has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the MGCL, and that the undesignated Common Stock, following the increase in authorized shares, was classified as Class A Common Stock and Class B Common Stock by the Board of Directors under the authority contained in the Company’s charter.

FIFTH: That immediately before the increase the total number of shares of stock of all classes that the Company had authority to issue was One Billion (1,000,000,000) authorized shares of Common Stock ($100,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class immediately before the increase and the respective aggregate par value of such class (Three Hundred Million (300,000,000) shares of Common Stock were undesignated):

Class	Number of Shares	Aggregate Par Value

Class A Common Stock (The Yacktman Fund)	500,000,000	$50,000

Class B Common Stock (The Yacktman Focused Fund)	200,000,000	$20,000

SIXTH:  That as increased the total number of shares of stock of all classes that the Company has authority to issue is Two Billion (2,000,000,000) authorized shares of Common Stock ($200,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class as increased and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value

Class A Common Stock (The Yacktman Fund)	1,000,000,000	$100,000

Class B Common Stock (The Yacktman Focused Fund)	1,000,000,000	$100,000

SEVENTH:  That the first two sentences of Section A of Article IV of the Company’s Articles of Incorporation, as amended to date, are amended in their entirety to read as follows (Section A of Article IV shall otherwise remain the same):

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Billion (2,000,000,000) shares, all with a par value of One Hundredth of a Cent ($0.0001) per share, to be known and designated as “Common Stock.”  The aggregate par value of the authorized shares of the Corporation is Two Hundred Thousand Dollars ($100,000).”

EIGHTH:  That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class A Common Stock and Class B Common Stock are as set forth in Section B of Article IV of the Company’s Articles of Incorporation, as amended to date.

NINTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

* * *

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Vice President and Chief Compliance Officer as of the 15th day of February, 2012.

THE YACKTMAN FUNDS, INC.

By: /s/Donald A. Yacktman
Donald A. Yacktman, President

Attest: /s/Kent A. Arnett
Kent A. Arnett, Vice President and
Chief Compliance Officer